UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 22, 2008
Quiksilver, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-14229	33-0199426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA		92649
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:
(714) 889-2200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 7.01 Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Index to Exhibits
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement.
Rossignol Offer Letter
     On August 25, 2008, Quiksilver, Inc., a Delaware corporation (the “Company”), and its subsidiaries Pilot S.A.S., Meribel S.A.S. and Quiksilver Americas, Inc. (together with the Company, the “Seller”), entered into a letter agreement (the “Offer Letter”) with Chartreuse et Mont Blanc LLC (“CMB”), a newly formed Delaware limited liability company supported by equity and debt commitments from Macquarie Capital Group Limited and Jarden Corporation, pursuant to which CMB made an irrevocable and binding offer to enter into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with the Seller for the purchase of the Company’s “Rossignol Group,” which engages in the wintersports equipment and apparel business, including the related brands Rossignol, Dynastar, Look, and Lange, through the acquisition of certain of the Company’s subsidiaries (the “Acquired Companies”) for a purchase price of €100,000,000, subject to certain adjustments based on the working capital of the Acquired Companies on the closing date.
     CMB’s obligation to enter into the Stock Purchase Agreement is subject to Seller’s acceptance of CMB’s offer and the satisfaction of certain other conditions, including, among other things, (i) CMB’s receipt of adequate debt financing, on or before October 31, 2008, to fund a portion of the cash purchase price as well as the ongoing operations of the Acquired Companies, (ii) no material adverse change in the Acquired Companies’ business from the date of the Offer Letter through the date of execution (the “Execution Date”) of the Stock Purchase Agreement, (iii) Seller’s representations and warranties in the Stock Purchase Agreement being true and correct upon signing of the Offer Letter and on the Execution Date, (iv) all required antitrust clearances being obtained, (v) delivery of the Comité Central d’Entreprise of Skis Rossignol — Club Rossignol S.A.S. opinion (the “Works Council Opinion”), and (vi) receipt of certain other consents, approvals and deliverables. Under French law, the Seller cannot enter into a binding agreement to sell the Acquired Companies, such as the Stock Purchase Agreement, until the Works Council Opinion has been received. The parties to the Offer Letter intend to enter into the Stock Purchase Agreement after satisfaction or waiver of all of the conditions contained in the Offer Letter.
     The Offer Letter requires the Seller to operate the business of the Acquired Companies in the ordinary course consistent with past practice between the signing of the Offer Letter and the Execution Date, and to refrain from taking a number of corporate acts during that time without the consent of CMB. Seller and CMB have also agreed to negotiate in good faith and agree upon (i) a trademark license agreement with respect to CMB’s manufacture, distribution and sale of Roxy branded snow skis, snow ski boots, snow ski bindings and snow ski poles, and (ii) a transition services agreement, each to be entered into simultaneously with the closing of the sale of the Acquired Companies. The Offer Letter provides that CMB and, if it accepts the offer, Seller will use commercially reasonable efforts to consummate the transaction contemplated by the Offer Letter and the Stock Purchase Agreement no later than October 31, 2008, however, CMB’s offer remains irrevocable and binding until January 31, 2009 and if the Works Council Opinion has not been delivered or applicable anti-trust clearances have not been received by that date, the Offer Letter will automatically be extended until April 30, 2009. Notwithstanding the foregoing, if the debt financing condition set forth in the Offer Letter has not been satisfied or waived on or before October 31, 2008, each of the Seller and CMB may terminate the Offer Letter without penalty to the other party. Further, when (and if) the debt financing condition has been satisfied or waived, the Company will agree not to solicit or engage in discussions with any other party regarding an alternative transaction and if it enters into a definitive agreement with any other person with respect to a competing transaction, CMB may terminate the Offer Letter and Seller will be required to pay CMB damages of €10,000,000. Between the date of the Offer Letter and the date that the debt financing condition set forth in the Offer Letter is satisfied or waived, if at all, the Company will not be subject to any such non-solicitation restrictions or break-up fees.
     CMB has agreed to make filings with applicable antitrust authorities. CMB is not obligated to enter into the Stock Purchase Agreement, and the Seller cannot complete the sale of the Acquired Companies, until the applicable waiting periods associated with such filings, including any extensions thereof, have expired or been terminated and applicable clearances have been obtained. CMB has also agreed to make commercially reasonable efforts to obtain the required debt financing to fund a portion of the cash purchase price, as well as the ongoing operations of Acquired Companies, in order to satisfy the debt financing condition set forth in the Offer Letter. No assurance can be given as to CMB’s ability to secure such debt financing in adequate amounts or on commercially reasonable terms, nor can any assurance be given with respect to CMB’s ability to receive the required antitrust clearances in a timely manner, or at all.
     The purchase price of €100,000,000 was determined based on the assumption that, immediately prior to closing, the Acquired Companies will have no cash and all third party and intercompany indebtedness of the Acquired Companies will be repaid or canceled. However, for structuring purposes, the Stock Purchase Agreement will provide that the Acquired Companies’ third party indebtedness (the “Third Party Indebtedness”) will not be paid or canceled prior to closing. Instead, in connection with the closing, CMB will (i) make cash payments sufficient to repay all Third Party Indebtedness, (ii) make a cash payment to the Seller in an amount equal to €75,000,000, less the payments made to repay the Third Party Indebtedness, and (iii) issue a €25,000,000 promissory note (the “Note”) to a subsidiary of the Company. The Note will be subordinated to all senior indebtedness of the issuer, bear interest at a rate of 8% per annum, and mature on the fourth anniversary of the closing. Notwithstanding the foregoing, no interest will accrue on the Note until January 1, 2011. The purchase price for the shares of the Acquired Companies is subject to certain adjustments, either up or down, based on the working capital of the Acquired Companies upon closing. A downward working capital adjustment would result in a reduction in the principal balance of the Note. CMB has received commitment letters from its two equity investors to provide financing to CMB in an aggregate amount of €25,000,000, to fund a portion of its closing payment obligations.
     The Stock Purchase Agreement contains normal and customary representations, warranties and covenants (including a limited three-year non-compete agreement by the Company, which does not restrict the Company’s continuing wintersports equipment businesses under the Quiksilver, Roxy, DC and other brands) and the Seller will agree to indemnify CMB for any breaches thereof, subject to specified time and amount limits and other exceptions.

     The foregoing description of the Offer Letter and the Stock Purchase Agreement is not complete and is qualified in its entirety by reference to the Offer Letter, including the form of Stock Purchase Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.
Accounts Receivable Financing Agreement
     On August 22, 2008, Na Pali S.A.S. (“Na Pali”), a subsidiary of the Company, entered into an AR Financing Facility Contract (the “Financing Agreement”) with GE Factofrance SNC (the “Lender”), pursuant to which the Lender has agreed to provide financing to Na Pali and certain other European subsidiaries of the Company (collectively, the “European Subsidiaries”) in an amount not to exceed €100,000,000 at any given time. The amount that the European Subsidiaries may borrow from the Lender is based upon the amount of accounts receivable of the European Subsidiaries assigned to the Lender to secure the debt. The term of the Financing Agreement is for a period of three years, and thereafter may be terminated by either party upon three months’ notice. Generally, the outstanding borrowings will bear interest at the annual rate of Euribor plus a margin of 0.55%, payable monthly. In addition, the European Subsidiaries shall pay the Lender a service commission in the amount of 0.10% of each borrowing, subject to an annual minimum of €250,000.
     The foregoing description of the Financing Agreement is not complete and is qualified in its entirety by reference to the Financing Agreement attached hereto as Exhibit 10.2 and incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On August 24, 2008, the Company entered into a separation and transition agreement with David H. Morgan, its Executive Vice President and Chief Operating Officer. Mr. Morgan has served as the President of the Company’s Rossignol division since January 2008. A copy of such separation and transition agreement is filed with this report as Exhibit 10.3. This separation and transition agreement supersedes the employment agreement the Company entered into with Mr. Morgan in December 2006. The material terms and conditions of the separation and transition agreement are summarized below.
     Pursuant to the separation and transition agreement, Mr. Morgan will resign as the Company’s Executive Vice President and Chief Operating Officer on the first to occur of October 31, 2008, or the date that is two weeks following execution of a definitive agreement for the sale of the Company’s wholly-owned subsidiary, Skis Rossignol S.A.S. (the “Separation Date”); however, if a definitive agreement for the sale of Skis Rossignol is executed prior to October 31, 2008, the Company may require the Separation Date to be deferred to a date on or prior to October 31, 2008. For purposes of the separation and transition agreement, the Offer Letter described in Section 1.01 above constitutes the execution of a definitive agreement for the sale of Skis Rossignol. Mr. Morgan is required to provide exclusive strategic advisory services in connection with the Company’s sale of Skis Rossignol through the Separation Date.
     The separation and transition agreement provides that, so long as he is employed through the Separation Date, Mr. Morgan will receive severance pay totaling up to $712,000 (the

“Severance Pay”), consisting of (i) a lump sum payment of $251,000 on May 15, 2009, (ii) $41,500 per month beginning June 15, 2009 and continuing through November 15, 2009, and (iii) a lump sum payment of $212,000, less wages and consulting fees earned or received from any source other than the Company and payments received pursuant to any unemployment insurance program or collective bargaining agreement, during the eighteen months following the Separation Date, payable on May 14, 2010. Mr. Morgan will also receive a cash bonus payment of $660,000 (the “Rossignol Success Fee”) upon the sale of Skis Rossignol or if a definitive agreement for the sale of Skis Rossignol is executed prior to the Separation Date and such sale does not close within six months thereafter through no fault of Mr. Morgan, provided he remains employed through the Separation Date. In addition, upon his separation, all of Mr. Morgan’s stock options will accelerate and vest, and he will generally have up to one year to exercise such stock options, after which they will expire. All of his unvested restricted stock will expire and be surrendered to the Company on the Separation Date.
     The separation and transition agreement includes a waiver and release of claims by Mr. Morgan. It also provides that the Company may terminate Mr. Morgan’s employment prior to the Separation Date for “cause,” in which event he will not be eligible for either the Severance Pay or the Rossignol Success Fee. For purposes of the separation and transition agreement, “cause” means, Mr. Morgan’s (i) death, (ii) willful misconduct in the performance of duties, (iii) commission of a felony or violation of law involving moral turpitude or dishonesty, (iv) self-dealing, (v) willful breach of duty, (vi) habitual neglect, or (vii) material breach of his obligations under the agreement. If the Company terminates his employment without cause prior to November 1, 2008, he will receive the Severance Pay and will remain eligible for the Rossignol Success Fee.
Item 7.01 Regulation FD Disclosure
     The Company announced its proposed sale of the Acquired Companies in a press release issued on August 27, 2008, furnished as Exhibit 99.1 to this Form 8-K.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

Exhibit No.	Exhibit Title or Description
10.1	Offer Letter dated August 25, 2008, by and among Quiksilver, Inc., Pilot S.A.S., Meribel S.A.S., Quiksilver Americas, Inc. and Chartreuse et Mont Blanc LLC

10.2	AR Financing Facility Contract dated August 22, 2008 between Na Pali S.A.S. and GE Factofrance SNC.

10.3	Separation and Transition Agreement between David H. Morgan and Quiksilver, Inc. dated August 24, 2008.

99.1	Press Release dated August 27, 2008 issued by Quiksilver, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 27, 2008	Quiksilver, Inc. (Registrant)
	By:	/s/ Joseph Scirocco
Joseph Scirocco
Chief Financial Officer

Index to Exhibits

Exhibit No.	Exhibit Title or Description
10.1	Offer Letter dated August 25, 2008, by and among Quiksilver, Inc., Pilot S.A.S., Meribel S.A.S., Quiksilver Americas, Inc. and Chartreuse et Mont Blanc LLC

10.2	AR Financing Facility Contract dated August 22, 2008 between Na Pali S.A.S. and GE Factofrance SNC.

10.3	Separation and Transition Agreement between David H. Morgan and Quiksilver, Inc. dated August 24, 2008.

99.1	Press Release dated August 27, 2008 issued by Quiksilver, Inc.